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EXHIBIT 99
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         AURORA FOODS TO ACQUIRE LENDER'S BAGELS FROM KELLOGG COMPANY

     LEADING BRAND OF BAGELS EXPECTED TO BE ACCRETIVE TO EARNINGS IN 2000

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     SAN FRANCISCO, September 27, 1999 - Aurora Foods Inc. (NYSE: AOR), a
leading producer and marketer of premium branded foods, today announced that it has entered into a definitive agreement with Kellogg's to acquire the assets of the Lender's Bagel business for $275 million. The acquisition includes the Lender's trademark and manufacturing facilities located in Mattoon, IL and West Seneca, NY, but excludes Lender's facilities located in New Haven and West Haven, Connecticut. Lender's reported sales of approximately $210 million in calendar 1998. Aurora expects the acquisition to be accretive to earnings per share in 2000.

     "Lender's number one market share position, strong brand equity and "orphan" status within the Kellogg's organization makes this an ideal acquisition for Aurora", said Ian R. Wilson, Chairman and Chief Executive Officer of Aurora Foods. "Lender's is well suited to Aurora's strategy of acquiring and revitalizing undermarketed brands".

     Mr. Wilson expects to grow Lender's sales through the introduction of new products and packaging, increased strategic marketing support and dedicated management focus. Aurora also expects to realize cost savings by consolidating production in the Mattoon and West Seneca manufacturing facilities and by absorbing the sales, marketing and administrative functions in the frozen foods division of Aurora.

Strong Brand Equity

     Founded in 1927, the Lender's brand is over 70 years old and is synonymous with bagels. Lender's is the leading brand of scannable bagels (bagels sold through the grocery store, excluding

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in-store bakery), with an overall 36% market share. In the frozen and refrigerated segments, Lender's shares are at 77% and 69%, respectively.

     Aurora Foods is one of the fastest growing producers and marketers of premium branded frozen and dry grocery products. In 1998, sales were $947 million and earnings per share increased more than 40% from year-ago levels.
The Company has been able to achieve such strong results by sustaining the long-term growth of its acquired brands with new product introductions, new advertising campaigns, and increased consumer marketing and management focus.

     Aurora Foods Inc. which is based in San Francisco, is a leading producer and marketer of premium branded food products including Duncan Hines(R) baking mixes, Log Cabin(R) and Mrs. Butterworth's(R) syrup, Van de Kamp's and Mrs. Paul's frozen seafood, Aunt Jemima(R) frozen breakfast products, Celeste(R) frozen pizza and the Chef's Choice(R) brand of skillet meals. Aurora's products can be found in some of the fastest growing categories in the supermarket and command either the No. 1 or No. 2 positions in their respective categories and/or markets.

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Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in the Company's filing with the Securities and Exchange Commission.

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